Exhibit C

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13D, dated July 11, 2013 (the “Schedule 13D”), and the Amendment No. 1 to the Schedule 13D, dated February 13, 2014 (the “Amendment No. 1”), (including any subsequent amendments, restatements, supplements, and/or exhibits thereto) with respect to the shares of common stock, $0.0001par value per share, of NanoString Technologies, Inc., was and is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Amendment No. 1. Each of the undersigned agrees to be responsible for the timely filing of the Amendment No. 1, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 13th day of February, 2014.

Dated: February 13, 2014	Clarus Lifesciences II, L.P.

	By:	Clarus Ventures II GP, L.P., its general partner
	By:	Clarus Ventures II, LLC, its general partner

	By:	/s/ Robert Liptak

Robert Liptak Manager

Clarus Ventures II GP, L.P.

	By:	Clarus Ventures II LLC, its general partner

	By:	/s/ Robert Liptak

Robert Liptak Manager

Clarus Ventures II, LLC

	By:	/s/ Robert Liptak

Robert Liptak Manager

/s/ Robert Liptak

Robert Liptak

*

Nicholas Galakatos

*

Dennis Henner

*

Nicholas Simon

*

Kurt Wheeler

*

Michael Steinmetz

*

Finny Kuruvilla

*By:	/s/ Robert Liptak

Robert Liptak, as Attorney-in-fact